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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Bruker Corporation
(Name of Registrant as Specified In Its Charter)

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BRUKER CORPORATION
40 Manning Road
Billerica, MA 01821
(978) 663-3660

Dear Stockholder:

        On behalf of the board of directors and management of Bruker Corporation, I would like to invite you to attend our Annual Meeting of Stockholders to be held on Thursday, May 12, 2011 at 9:00 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card, accompany this letter. The Company's Annual Report to Stockholders is also enclosed for your information.

        All Stockholders are invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to vote by proxy by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the Stockholders is important.

        I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

BRUKER CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of the Stockholders of Bruker Corporation will be held on May 12, 2011, at 9:00 a.m., Local Time, at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts, for the following purposes:

1.
To elect the five Class II nominees for director named in the accompanying proxy statement to hold office until the 2014 Annual Meeting of Stockholders.

2.
To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

3.
To hold an advisory vote to approve compensation paid to our named executive officers.

4.
To hold an advisory vote regarding the frequency of future advisory votes on executive compensation.

5.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The board of directors has fixed the close of business on March 31, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

Billerica, Massachusetts
April 11, 2011

        All stockholders are invited to attend the meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by the internet, or by completing, dating and returning the enclosed Proxy Card in the enclosed postage-paid envelope. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2011:

This Proxy Statement and the accompanying Annual Report are available via the Internet at: http://ir.bruker.com

 BRUKER CORPORATION
PROXY STATEMENT

        This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors of Bruker Corporation (the "Company") for use at the 2011 Annual Meeting of Stockholders (the "2011 Annual Meeting") to be held on May 12, 2011, at the time and place set forth in the notice of the meeting and at any adjournments thereof. The approximate date on which this proxy statement and form of proxy are first being sent to stockholders is April 11, 2011.

        The holders of a majority in interest of all of the Company's common stock, par value $.01 per share ("Common Stock") issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2011 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters.

        For Proposal No. 1, the five candidates for election as directors at the 2011 Annual Meeting who receive the highest number of affirmative votes will be elected. For Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011, and Proposal No. 3, the non-binding, advisory vote regarding the compensation of the Company's named executive officers, the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval. For Proposal No. 4, the non-binding, advisory vote regarding the frequency of the stockholder advisory vote to approve the compensation of the Company's named executive officers, the frequency that receives the highest number of votes will be deemed to be the non-binding recommendation of the Company's stockholders.

        Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors and the advisory vote on the frequency of future advisory votes on executive compensation. The vote on frequency of future advisory votes on executive compensation asks stockholders to express a preference for one of three choices for future advisory votes on executive compensation: every year, every other year, or every three years. For purposes of the advisory vote on frequency of future advisory votes on executive compensation, abstentions have the same effect as not expressing a preference.

        If the enclosed proxy card is properly executed and returned, it will be voted in the manner instructed by the stockholder. If a proxy card is properly submitted but contains no instructions, the shares represented thereby will be voted FOR all nominees for director in Proposal No. 1, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011 in Proposal No. 2, FOR approval of the non-binding, advisory vote regarding the compensation of the Company's named executive officers in Proposal No. 3 and in favor, on a non-binding, advisory basis, of every three years as the frequency of the stockholder advisory vote to approve the compensation of the Company's named executive officers in Proposal No. 4. In addition, if other matters come before the meeting, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        If shares are held in the "street name" of a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain of the proposals to be acted upon. If the broker or nominee is not given instructions as to how to vote such shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" matters, such as the ratification of accounting firms. Brokers cannot vote on their customers' behalf on "non-routine" proposals such as the election of directors, approval of the advisory vote on the compensation of the Company's named executive officers, and the advisory vote on the frequency of voting on the compensation of the Company's named executive officers. These rules apply notwithstanding the fact that shares of the Company's Common Stock are traded on the NASDAQ Global Select Market. If the brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a "broker non-vote"), such shares will be counted for purposes of establishing a quorum to conduct business at the 2011 Annual Meeting, but will not be counted for purposes of determining whether stockholder approval of any particular matter has been obtained.

        The Company will bear the cost of the solicitation. Although it is expected that the solicitation will be primarily by mail, regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telecopier and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

        The Company's 2010 Annual Report, including the Company's audited financial statements for the fiscal year ended December 31, 2010, is being mailed to stockholders concurrently with this proxy statement.

        The Company's principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and our telephone number is (978) 663-3660.

RECORD DATE AND VOTING SECURITIES

        Only stockholders of record at the close of business on March 31, 2011 are entitled to notice of and to vote at the meeting. On March 31, 2011, the Company had outstanding and entitled to vote 165,479,053 shares of Common Stock. Each outstanding share of Common Stock entitles the record holder to one vote. Broadridge Financial Solutions, Inc. will tabulate all votes that are received prior to the date of the Annual Meeting. The inspector of elections, who will be one of our employees or one of our attorneys, will receive Broadridge's tabulation, tabulate all other votes, and certify the voting results.

CORPORATE INFORMATION

        Bruker Corporation was incorporated in Massachusetts as Bruker Federal Systems Corporation. In February 2000, we reincorporated in Delaware as Bruker Daltonics Inc. In July 2003, we merged with Bruker AXS Inc., and we were the surviving corporation in that merger. In connection with that merger, we changed our name to Bruker BioSciences Corporation and formed two operating subsidiaries, Bruker Daltonics and Bruker AXS, into which we transferred substantially all of their respective assets and liabilities, except cash. In July 2006, we acquired Bruker Optics Inc., also a company under common control. In February 2008, we acquired the Bruker BioSpin group of companies, which we sometimes refer to as the Bruker BioSpin Group, also a group of companies under common control. In connection with the Bruker BioSpin acquisition, we changed our name to Bruker Corporation. Our five principal operating segments are Bruker BioSpin, Bruker Daltonics, Bruker MAT, Bruker Optics, and Bruker Energy & Supercon Technologies, or BEST.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The first proposal on the agenda for the 2011 Annual Meeting is the election of Stephen W. Fesik, Dirk D. Laukien, Richard M. Stein, Charles F. Wagner, Jr. and Bernhard Wangler to serve as Class II directors for a three-year term beginning at the 2011 Annual Meeting and ending at our 2014 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. The Company's Certificate of Incorporation, as amended, provides that the board of directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently thirteen members of our board of directors, consisting of four Class I directors, five Class II directors and four Class III directors.

        At the 2011 Annual Meeting, five nominees will be elected as Class II directors to serve for a term expiring at the 2014 Annual Meeting of Stockholders. The directors in each of Class I and Class III are serving terms expiring at the Company's Annual Meeting of Stockholders in 2013 and 2012, respectively.

        All of the nominees for Class II director, Stephen W. Fesik, Dirk D. Laukien, Richard M. Stein, Charles F. Wagner, Jr. and Bernhard Wangler, are currently Class II directors. All nominees were unanimously approved by our board of directors, including unanimous approval by our independent directors, upon the unanimous recommendation of the Nominating Committee, which is comprised of three independent directors.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the five nominees for the office of director. If any such nominee is unwilling or unable to serve as a nominee for the office of director at the time of the 2011 Annual Meeting, the proxies may be voted either (1) for a substitute nominee who shall be designated by the present board of directors to fill such vacancy or (2) for the other nominees only, leaving a vacancy. Alternatively, the size of the board of directors may be reduced so that there is no vacancy. The board of directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

        The Board of Directors recommends a vote FOR the election of each of the nominees for Director.

Certain Information Regarding Directors and Nominees

        The biographies of each of the nominees and continuing directors below contain information regarding each person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director of the Company in 2011.

Nominees for Election to a Three-Year Term Expiring at the 2014 Annual Meeting

Stephen W. Fesik, Ph.D.	Age 57	Director Since 2008

Dr. Fesik is currently a Professor in the Department of Biochemistry at Vanderbilt University School of Medicine. He is also a member of the Vanderbilt—Ingram Cancer Center, the Institute of Chemical Biology and the Center for Structural Biology. Prior to joining the Vanderbilt faculty in May 2009, Dr. Fesik was the Divisional Vice President of Cancer Research of Abbott Laboratories, a global, broad based health care company. Dr. Fesik joined Abbott Laboratories in 1983 and served in various research and scientific capacities. From 2003 to 2006, Dr. Fesik served as a member of the Scientific Advisory Board of the Bruker BioSpin Group. In 2003 he was awarded a lifetime achievement award in nuclear magnetic resonance by the Eastern Analytical Society and also was named a Distinguished Research Fellow of Abbott Laboratories' Volwiler Society. Dr. Fesik has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Dr. Fesik has also served on the board of directors of Inhibikase Therapeutics, a private biotechnology firm, since December 2010. Dr. Fesik holds a Ph.D. in Medicinal Chemistry from the University of Connecticut and has postdoctoral training at Yale University. Dr. Fesik brings both scientific and executive expertise to the board, with extensive research and advisory experience across multiple sectors, including various corporate, academic and institute laboratories. Dr. Fesik serves on the Company's Compensation Committee.
Dirk D. Laukien, Ph.D	Age 47	Director Since 2008

Dr. Dirk Laukien is a Senior Scientific Fellow of the Company. Prior to February 1, 2010, Dr. Dirk Laukien also served as Co-Chief Executive Officer of the worldwide Bruker BioSpin Group. Additionally, until November 11, 2009, he served as a Senior Vice President of the Company, President and Chief Executive Officer of Bruker Optics, co-President of Bruker BioSpin Corporation and as a director of various Company subsidiaries. Prior to our acquisition of Bruker Optics in July 2006, he served as President of Bruker Optics. Dr. Dirk Laukien is the half brother of Dr. Frank Laukien, a director of the Company as well as the Company's President and CEO, and Joerg Laukien, a director of the Company and executive officer of Bruker BioSpin. Dr. Dirk Laukien received his B.A. in Physics from Brandeis University and a Ph.D. in Physics from Tufts University. Dr. Dirk Laukien brings both extensive scientific and executive experience to the board, with strong management skills and knowledge of the Company's key technologies and markets.
Richard M. Stein	Age 59	Director Since 2000

Mr. Stein has served as the Company's secretary since 2000. Mr. Stein has been a partner with Nixon Peabody LLP, a law firm, or a predecessor entity, Hutchins, Wheeler & Dittmar, since January 1993. Mr. Stein holds a B.A. degree from Brandeis University and a J.D. from Boston College Law School. He has extensive experience in corporate and securities law and corporate governance matters.

Charles F. Wagner, Jr.	Age 43	Director Since 2010

Mr. Wagner has served as a director since August 2010. Since November 2010, Mr. Wagner has served as Executive Vice President of Finance and Administration and Chief Financial Officer of Progress Software Corporation, a leading provider of enterprise software located in Bedford, Massachusetts. Prior to joining Progress Software, Mr. Wagner served as Vice President and Chief Financial Officer of Millipore Corporation, a global provider of products and services in the life science tools market, from 2007 until July 2010, when Millipore was acquired by Merck KGaA. Mr. Wagner joined Millipore in 2002 and from 2003 to 2007 served as Vice President, Strategy and Corporate Development. From 1997 to 2002, he served in various roles at Bain & Company after having served as Manager, Accounting Analysis, at Millipore from 1995 to 1996 and as Manager at Coopers & Lybrand from 1990 to 1995. Mr. Wagner also serves as a director of Bruker Energy & Supercon Technologies, Inc., where he is a member of the Audit Committee. Mr. Wagner holds a B.S. from Boston College and a M.B.A. from Harvard Business School. Mr. Wagner brings to the board considerable financial and management experience with publicly-traded companies, as well as expertise in financial analysis and strategic planning and development. Mr. Wagner is a financial expert on the Company's Audit Committee.
Bernhard Wangler	Age 60	Director Since 2000

Mr. Wangler has been a German tax consultant and principal partner with Kanzlei Wangler in Karlsruhe, Germany since July 1983. He has been a Certified Public Accountant in Germany since 1984. Mr. Wangler holds a Master of Economics and Commerce degree and an M.B.A. from the University of Mannheim, Germany. Mr. Wangler has extensive experience in strategic planning and international tax and finance matters.
Directors Continuing in Office until the 2012 Annual Meeting
Tony W. Keller, Ph.D.	Age 74	Director Since 2008

Dr. Keller currently serves as vice-chairman of the board of Bruker BioSpin AG, president of the board of Bruker BioSpin Invest AG, and as a director of Bruker Energy & Supercon Technologies, Inc. In addition, since April 2010 Dr. Keller has served as honorary chairman of the Bruker BioSpin Group, where from February 2008 through March 2010 he had served as executive chairman. Prior to 2008, Dr. Keller was co-CEO of the Bruker BioSpin Group and served in that capacity for more than five years. Dr. Keller joined Bruker BioSpin in 1964 with the establishment of Spectrospin AG, and served the Bruker BioSpin Group in a variety of capacities until his retirement in March 2010. Dr. Keller holds honorary doctorates from the Technical University of Berlin, the University of Queensland and from the University of Florence. Dr. Keller brings extensive management and executive experience within the Company to the board, as well as deep knowledge of the Company's international operations.
Richard D. Kniss	Age 70	Director Since 2003

Mr. Kniss joined the Company's board of directors in July 2003 in connection with the merger of Bruker Daltonics and Bruker AXS, having served on the Bruker AXS board of directors since June 2001. Mr. Kniss was Senior Vice President and General Manager for Agilent Technologies, Chemical Analysis Group, a producer of gas and liquid chromatographs, mass spectrometers and spectrophotometers, from August 1999 until March 2001. Prior to the spin-off of Agilent from the Hewlett Packard Company, from 1995 to 1999, Mr. Kniss was Vice President and General Manager of the Chemical Analysis Group for Hewlett Packard. From 2004 to 2008, Mr. Kniss served as chairman of the board of directors of AviaraDx, Inc. (formerly Arcturus Bioscience, Inc.), a life-science tools company acquired by BioMerieux. Mr. Kniss holds a B.S. from Brown University and a M.B.A. from Stanford University. Mr. Kniss has a strong executive background in the life sciences and analytical instruments industries, as well as experience in corporate governance and public company executive compensation matters. Mr. Kniss is the chairman of the Company's Compensation Committee.

Joerg C. Laukien	Age 57	Director Since 2005

Mr. Joerg Laukien is the Chief Operating Officer of the Bruker BioSpin Group. Joerg Laukien has been a director and President of Bruker BioSpin MRI, Inc. since 1997 and Managing Director of Bruker BioSpin MRI GmbH since 1998, each of which are subsidiaries of Bruker, and served as Managing Director of Bruker Elektronik GmbH from 1991 until its merger with Bruker BioSpin GmbH in 2010. Additionally, Joerg Laukien currently serves as Executive Chairman of the board of directors of Bruker BioSpin Corporation and as a director of Bruker Energy & Supercon Technologies, Inc. Joerg Laukien is the brother of Dr. Frank Laukien, the Chairman, President and Chief Executive Officer of the Company and the half-brother of Dr. Dirk Laukien, a director of the Company. Mr. Laukien holds a B.A. from the Verwaltungs- und Wirtschafts-Akademie in Karlsruhe, Germany. Mr. Laukien brings extensive executive experience within the Company to the board, as well as experience in financial and strategic planning.
William A. Linton	Age 63	Director Since 2000

Dr. Linton serves as the lead director of our board of directors and is a member of the Company's Nominating Committee. He was appointed lead director in March 2004 by the independent members of the board of directors. As lead director, Dr. Linton performs the usual responsibilities of a lead director including acting as a liaison between management and the board of directors. Since 1978, Dr. Linton has served as the Chairman and Chief Executive Officer of Promega Corporation, a life science supply company he founded, in Madison, Wisconsin. Dr. Linton received a B.S. degree from University of California, Berkeley in 1970 and an honorary Ph.D. from Hannam University (Korea) in 2004. Dr. Linton has been a director of the Wisconsin Technology Council since 2001, serves as a director of ALSSA (Analytical & Life Science Systems Association), an industry association, and is President of the BioPharmaceutical Technology Center Institute. Dr. Linton brings to the board extensive executive, international operations management, and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and public company executive compensation matters.
Directors Continuing in Office until the 2013 Annual Meeting
Wolf-Dieter Emmerich, Ph.D.	Age 71	Director Since 2007

Dr. Emmerich currently serves as a consultant to Erich Netzsch Holding, the parent company of Netzsch Instruments, a developer and manufacturer of high-precision instruments for thermal analysis and thermophysical properties measurement headquartered in Selb, Germany. Netzsch's products are employed in research and quality control in a range of industrial applications. Dr. Emmerich joined Netzsch Instruments Ltd. in 1970. Dr. Emmerich assumed worldwide responsibility for the Analyzing and Testing business unit in 1980 and was appointed to serve on the Executive Board of the Netzsch Group in 1995. He served the Netzsch Group in a variety of capacities until his retirement in 2005. Dr. Emmerich is also currently serving as a director of Bruker Energy & Supercon Technologies, Inc., where he is the chairman of the Compensation Committee. Dr. Emmerich currently serves as Chairman of the Advisory Board of the ANALYTICA International Trade Fair, a leading European trade show for companies involved in the analysis, laboratory-technology and life-science sectors, and on the board of the Bayreuth University Society. Dr. Emmerich holds a Physicist degree and a Ph.D. in physics from the University of Erlangen-Nuremberg. Dr. Emmerich brings scientific and technical expertise to the board, as well as extensive international business and management experience in the life-science and analytical tools industries. Dr. Emmerich serves on the Company's Compensation and Nominating Committees.

Brenda J. Furlong	Age 63	Director Since 2007

From July 2003 to August 2006, Ms. Furlong served as Managing Director and Head of Fixed Income of Columbia Management Group, the primary investment management division of Bank of America Corporation. Prior to joining Columbia Management, Ms. Furlong was with The Hartford Financial Services Group, where she served as Chief Investment Officer and was President of Hartford Investment Management Company from October 1999 to November 2001, and also served as Senior Vice President—Capital Planning & Development from November 1996 to September 1999. From 1979 to December 1995, Ms. Furlong was with ITT Sheraton Corporation, where, from May 1988 to December 1995, she served as Vice President and Treasurer. Ms. Furlong is also currently serving as a director of Bruker Energy & Supercon Technologies, Inc., where she is the chair of the Audit Committee. Ms. Furlong has been a director of Zoo New England since November 2010. Ms. Furlong holds a M.B.A. from Northeastern University, a M.A. in international studies from American University and a B.A. in political science and sociology from Whittier College. Ms. Furlong brings to the board extensive experience in corporate finance, financial analysis and strategic planning. Ms. Furlong is a financial expert and the chairperson of the Company's Audit Committee.
Frank H. Laukien, Ph.D.	Age 51	Director Since 1991

Dr. Frank H. Laukien has been the Chairman, President and Chief Executive Officer of the Company since February 1991 and is Bruker's largest shareholder. Dr. Frank Laukien also serves as a director of various subsidiaries of the Company. He served as executive chairman of the former public company Bruker AXS Inc. and its predecessor companies from August 2002 until the merger of Bruker Daltonics Inc. and Bruker AXS Inc. in July 2003. In addition, from October 1997 to August 2002, he served as the Chairman of the Board of Directors and, from October 1997 to March 2000, as the Chief Executive Officer, of Bruker AXS Inc. Until February 2010, Dr. Laukien also served as Co-Chief Executive Officer of the Bruker BioSpin Group. Dr. Frank Laukien is the brother of Joerg C. Laukien, a director of the Company and an executive officer of Bruker BioSpin, and half-brother of Dr. Dirk D. Laukien, a director of the Company and a former executive officer of the Company and various subsidiaries. Dr. Frank Laukien currently serves and has served as a director of ALSSA (Analytical & Life Science Systems Association), an industry association, for several terms in the last ten years, and was ALSSA Chairman from 2002 to 2003. Dr. Frank Laukien holds a B.S. degree from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. Dr. Laukien currently serves as a Trustee of the Rivers School in Weston, Massachusetts, and he is a member of the Dean's Advisory Committee of the MIT School of Science. As the Company's largest shareholder and based on his long history of leading the growth of the Company, he brings to the board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of the Company's operations. He also provides extensive executive experience in organizational management, strategic planning, finance and global business development, as well as the scientific and technical background required for a complete understanding of the Company's key technologies and industry dynamics.

Richard A. Packer	Age 53	Director Since 2007

Since November 1999, Mr. Packer has been the Chief Executive Officer and a director of ZOLL Medical Corporation, a publicly-traded manufacturer of resuscitation devices and related software solutions. He served as Chairman of ZOLL from 1999 until November 2010. From 1996 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL's President, Chief Operating Officer and director. From 1992 to 1996, he served as Vice President of Operations of ZOLL and also served as Chief Financial Officer and Head of North American Sales of ZOLL from 1995 to 1996. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He currently serves as a board member of the Massachusetts Medical Device Development Center, a University of Massachusetts initiative to incubate medical device companies. Mr. Packer holds a M.B.A. from the Harvard Business School, as well as B.S. and M. Eng. degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the board significant experience in corporate governance, strategic planning and public company compensation matters. Mr. Packer serves on the Company's Audit Committee and is the chairman of the Company's Nominating Committee.

BOARD LEADERSHIP STRUCTURE

        Under our bylaws, the chairman of the Company's board of directors has the power to preside at all meetings of the board. Dr. Frank Laukien, our Chief Executive Officer and President, serves as the Chairman of our board of directors and has done so throughout the time we have been a public company. Although the board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the board does not have a fixed policy regarding the combination or separation of the offices of Chairman and Chief Executive Officer. Our board of directors believes that it should have the flexibility to make these determinations at any given point in time in the way that it considers best to provide appropriate leadership for the Company at that time.

        The Chief Executive Officer is appointed by our board to manage the Company's daily affairs and operations. Dr. Frank Laukien's extensive industry knowledge and long history of direct involvement in the Company's operations make him best suited to serve as Chairman in order to (i) lead the board in productive discussions on important matters affecting the Company; (ii) create a firm link between management and the board and promote the development and implementation of corporate strategy; (iii) determine necessary and appropriate agenda items for meetings of the board with input from the independent lead director and board committee chairpersons; and (iv) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the board. Additionally, his significant equity ownership, at over 23% of the outstanding shares of the Company's common stock, means that he has a close and direct alignment of interests with the interests of our other shareholders.

        While we believe that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of the Company and its shareholders at this time, our board structure also fosters strong oversight by independent directors. Since 2004, an independent lead director has been appointed by the independent directors to ensure an independent leadership contact. The lead director's responsibilities include: (i) consulting with the Chairman regarding agenda items for board meetings; (ii) chairing executive sessions of the independent directors; (iii) calling executive sessions of the independent directors of the board and advising the Chairman and Chief Executive Officer of actions or deliberations at such sessions; (iv) acting as a liaison between the independent directors and the full board, as necessary; and (iv) establishing, in consultation with the Chairman and Chief Executive Officer and any appropriate board committees, procedures to govern the board's work, ensuring that the board of directors is appropriately approving strategy and supervising management's progress. Dr. William Linton has served in the role of lead director since the position was established in 2004. The Chairman and Chief Executive Officer consults periodically with the lead director on governance matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the Chairman and the independent directors and presides at executive sessions of independent directors at regularly scheduled in-person board meetings. The board of directors believes that this approach appropriately and effectively complements the Company's combined Chairman and Chief Executive Officer.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

        There are thirteen members of our board of directors. Seven of our directors, namely Wolf-Dieter Emmerich, Stephen W. Fesik, Brenda J. Furlong, Richard D. Kniss, William A. Linton, Richard A. Packer, and Charles F. Wagner, Jr. meet the independence requirements of the NASDAQ Stock Market LLC, or NASDAQ, listing standards.

        During fiscal year 2010, the board of directors of the Company held seven meetings. Each director attended at least 75 percent of the total number of meetings of the board of directors and board committees of which he or she was a member in 2010. It is the policy of our board of directors that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by telephonic conference. Three directors attended our 2010 Annual Meeting. As described below, the board of directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

        Audit Committee.    The Audit Committee of the board of directors is currently comprised of Brenda J. Furlong, Richard A. Packer, and Charles F. Wagner, Jr., each of whom satisfy the applicable independence requirements of the rules and regulations of the SEC and NASDAQ. Under these rules, we are required to have an Audit Committee consisting of at least three independent members. The Audit Committee met four times during the 2010 fiscal year. Each of Ms. Furlong, Chair of the Audit Committee, and Mr. Wagner qualifies as an audit committee financial expert pursuant to applicable SEC rules and regulations.

        The Audit Committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee works extensively with the independent auditors, pre-approves all audit and non-audit services provided to the Company by its independent auditors, reviews the performance of the independent auditors and replaces or terminates the independent auditors when circumstances warrant. The Audit Committee is also charged with establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by the Company's employees of concerns regarding questionable accounting or auditing matters. None of the members of the Audit Committee has participated in the preparation of any financial statements of the Company at any time during the last three fiscal years.

The Audit Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        Compensation Committee.    The Compensation Committee, which is comprised of Wolf-Dieter Emmerich, Stephen W. Fesik and Richard D. Kniss, all of whom meet the independence requirements of the NASDAQ Listing Rules, met six times during the 2010 fiscal year. Mr. Kniss is the Chairman of the Compensation Committee. The Compensation Committee (i) administers the Company's stock option plan; (ii) determines the chief executive officer's salary, bonus, and equity based compensation; (iii) oversees the executive compensation program for the Company's other executive officers; and (iv) determines such compensation, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. From time to time, the Company expects that various of its senior executive officers will provide analysis and recommendations to the Compensation Committee on compensation issues, as requested by the Compensation Committee. In particular, the Chief Executive Officer annually evaluates the performance of the Chief Financial Officer and the Chief Operating Officer and makes recommendations to the Compensation Committee regarding the compensation of these executive officers. The Compensation Committee reviews these performance evaluations and recommendations and, if the Committee deems appropriate, adopts the recommendations with little to no change. Our Chief Executive Officer, Chief Financial Officer and the Director of Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. The Compensation Committee may, from time to time, meet in executive session without any executive officers present. The Compensation Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        Nominating Committee.    The Nominating Committee, which is comprised of Wolf-Dieter Emmerich, William A. Linton and Richard A. Packer, all of whom meet the independence requirements of the NASDAQ Listing Rules, was established by the board of directors in May 2010. Mr. Packer is the Chairman of the Nominating Committee. The purpose of the Nominating Committee is to assist the board in identifying and recruiting individuals qualified to become board members, consistent with criteria approved by the board, and to recommend to the board nominees for election to the office of director at the next annual meeting of stockholders, or for election to fill any vacancies between annual meetings. While the board of directors retains responsibility for selecting nominees and recommending them for election by the Company's stockholders, the Nominating Committee is responsible for developing and implementing a process to identify qualified and willing candidates for recommendation to the board. The Nominating Committee is assisted by non-voting advisors from our board, including Dr. Frank Laukien, our Chairman, President, CEO and largest stockholder, and Mr. Joerg Laukien, a director and significant stockholder. The role of the advisors is to provide input to the Nominating Committee from major shareholders of the Corporation. The Nominating Committee's charter is available on the Company's website at http://ir.bruker.com under the "Corporate Governance" section.

        The Nominating Committee did not meet during fiscal year 2010. The Nominating Committee met twice in March 2011 and unanimously recommended the current slate of nominees for director to the full board of directors.

 DIRECTOR NOMINATIONS

        On March 3, 2004, the Company adopted a policy by board resolution governing the nomination of directors, according to which the full board of directors approves all nominees for board membership. All nominees must also be approved by a majority of the Company's independent directors. Upon recommendation of the Nominating Committee, the qualifications of candidates will be reviewed by at least a majority of the independent directors of the Company, as well as the full board of directors. Stockholders may recommend director candidates for inclusion by the board of directors in the slate of nominees which the board recommends to stockholders for election as described below.

        The process followed to identify and evaluate potential candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the members of the Nominating Committee, the independent directors and the board. The Nominating Committee, the independent directors and the board are each authorized to retain advisers and consultants and to compensate them for their services. No such advisers or consultants were retained for this purpose during fiscal year 2010.

        The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but strives to identify and recruit director candidates with a variety of complementary skills so that, as a group, the board will possess the appropriate talent, skills and expertise to oversee the Company's business. When considering a potential director candidate, the Nominating Committee evaluates the entirety of each candidate's experience and qualifications. The Nominating Committee looks for personal and professional integrity, demonstrated ability and judgment and business experience.

        In considering whether to recommend any candidate for inclusion in the board's slate of recommended director nominees, the board and the independent directors apply the criteria which are set forth in a resolution of the board approved and adopted on March 3, 2004.

        These criteria include, but are not limited to, the following:

  •
  experience in aspects of business or technology relevant to the Company's business;

  •
  sufficient time available to devote to the affairs of the Company;

  •
  character and integrity;

  •
  ability to represent the best interests of stockholders as a whole rather than special interest groups;

  •
  willingness to participate actively as a board member; and

  •
  communication, decision-making and interpersonal skills.

        The board and the independent directors may also consider the following for some of the director nominees:

  •
  experience serving as a director of a public company;

  •
  familiarity with corporate governance issues;

  •
  independence, as determined in accordance with SEC rules and regulations and NASDAQ listing standards;

  •
  experience in running a comparable company or division of a comparable company;

  •
  insight into the Company, its strategy, business model, operations, and financials;

  •
  knowledge of industry trends and markets; and

  •
  qualification as an "audit committee financial expert" to serve on the Audit Committee in accordance with SEC and NASDAQ definitions.

        In evaluating candidates recommended by the Nominating Committee, the board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

        Although the Company does not have a specific policy with respect to the nomination of directors by stockholders, the Nominating Committee will consider nominations made by stockholders. The Company believes that it is not necessary to have a policy for director nominations by stockholders because the board of directors, including the Nominating Committee and the independent directors, is able to effectively locate and evaluate potential candidates for nomination to the board of directors due to the directors' intimate knowledge of the Company and the life science industry. However, stockholders may communicate directly with the Nominating Committee of the board of directors by written communication submitted to Richard M. Stein at the address set forth below under "Stockholder Communications." Mr. Stein shall be primarily responsible for monitoring the communications and providing summaries or copies of such communications to the Nominating Committee or the board of directors as he deems appropriate, and, as described below, will submit communications to the Nominating Committee or the board of directors, as appropriate, relating to corporate governance matters and long-term corporate strategy. Stockholders may use this process to suggest potential nominations to the board of directors. Such suggested nominations shall be forwarded to the Nominating Committee and the proposed candidates shall be evaluated using substantially the same process and applying the same criteria as used and applied in evaluating candidates submitted by board members. Nominations must be received by the Company within the timeframe set forth herein under "Time for Submission of Stockholder Proposals."

        At the 2011 Annual Meeting, stockholders will be asked to consider the re-election of Stephen W. Fesik, Dirk D. Laukien, Richard M. Stein, Charles F. Wagner, Jr. and Bernhard Wangler to serve as Class II directors, all of whom are standing for election following the unanimous recommendation for nomination first by the Nominating Committee, and then by the full board of directors, including the unanimous approval of all of the Company's independent directors.

ROLE OF THE BOARD IN RISK OVERSIGHT

        Our board of directors considers general oversight of the Company's risk management efforts to be a responsibility of the entire board. The board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full board of directors, or the Audit Committee in the case of financial and compliance risks that are within the oversight of the Audit Committee, receives these reports from members of management to enable the board or the Audit Committee to understand the Company's risk identification, risk management, and risk mitigation strategies. When a report is evaluated at the Audit Committee level, the chairperson of the Audit Committee subsequently reports on the matter to the full board to ensure coordination of the board's risk oversight activities. Our board of directors also believes that risk management is an integral part of our strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

 COMPENSATION OF DIRECTORS

        We pay the non-employee members of our board of directors a mix of cash and share-based compensation based on the determination of the Compensation Committee. Employee directors, including Dr. Frank Laukien, Dr. Dirk Laukien and Mr. Joerg Laukien, receive compensation only as employees of the Company and receive no additional compensation for service as a director. Dr. Tony Keller, who retired effective March 31, 2010, receives compensation for his ongoing service to the Bruker BioSpin Group and receives no additional cash compensation as a director of the Company. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees thereof.

Components of Director Compensation

        During 2010, directors other than the employee directors and Dr. Tony Keller were paid cash compensation according to the following schedule:

Annual Retainer:
Board Service	$26,000
Audit Committee Service	$18,000
Audit Committee Chair	$10,000
Compensation Committee Service	$8,000
Compensation Committee Chair	$5,000
Attendance Fees per Board meeting:	$1,500

        In addition to the cash component of director compensation, share-based awards are made annually to non-employee directors as a component of their compensation. On January 5, 2010, the Company granted each non-employee director, other than Mr. Richard Stein, an annual equity award consisting of an option to purchase 6,000 shares of common stock. The 2010 option grants vest ratably in annual installments over three years on the anniversary of the grant date, beginning on January 5, 2011. On January 5, 2011, annual equity awards were granted to all non-employee directors other than Mr. Stein. The 2011 grants to non-employee directors again consisted of an option to purchase 6,000 shares of common stock. The 2011 grants vest ratably in annual installments over three years on the anniversary of the grant date, beginning on January 5, 2012.

        Dr. Wolf-Dieter Emmerich, Ms. Brenda Furlong, Dr. Tony Keller, Dr. Frank Laukien, Mr. Joerg Laukien, and Mr. Charles F. Wagner, Jr. also serve as members of the board of directors of Bruker Energy & Supercon Technologies, Inc. ("BEST"), a wholly-owned subsidiary of the Company. As non-employee directors of BEST, Dr. Emmerich, Ms. Furlong and Mr. Wagner are each entitled to receive $15,000 as an annual retainer, payable in four equal quarterly installments per annum, as well as meeting fees of $1,000 per meeting attended. Dr. Emmerich receives additional compensation of $7,500 per year for service as chair of the Compensation Committee of the BEST board of directors. For his service as a BEST director and chair of the BEST Compensation Committee, which began in March 2010, Dr. Emmerich received a pro-rated portion of the 2010 annual retainer and Compensation Committee compensation. Ms. Furlong receives additional compensation of $15,000 per year for service as chair of the Audit Committee of the BEST board of directors. Mr. Wagner receives additional compensation of $10,000 per year for service on the Audit Committee of the BEST board of directors. For his service as a BEST director and member of the BEST Audit Committee, which began in June 2010, Mr. Wagner received a pro-rated portion of the 2010 annual retainer and Audit Committee compensation. In April 2010, Dr. Emmerich was granted options to purchase 10,000 shares of BEST common stock upon his election to the BEST board. Additionally, as newly-appointed chair of the BEST Compensation Committee, in July 2010 Dr. Emmerich received options to purchase an additional 5,000 shares of BEST common stock. Mr. Wagner was also granted options to purchase 10,000 shares of BEST common stock in July 2010 in connection with his election to the BEST board.

The 2010 BEST option grants vest ratably in annual installments over three years on the anniversary of the grant date, beginning in 2011.

        The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended December 31, 2010. The compensation received by Dr. Frank Laukien, our President and Chief Executive Officer, is shown in the 2010 Summary Compensation Table on page 31 of this proxy statement. The compensation paid to each of Dr. Dirk Laukien and Mr. Joerg Laukien as employees of the Company, as well as to Dr. Keller for his service to the Bruker BioSpin Group, is described under the heading "Transactions with Related Persons" beginning on page 34 of this proxy statement.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Collin J. D'Silva(2)	$277,354	$819,420	$1,096,774
Wolf-Dieter Emmerich(3)	$71,625	$150,420	$222,045
Stephen W. Fesik	$44,500	$45,420	$89,920
Brenda J. Furlong(4)	$97,500	$45,420	$142,920
Richard D. Kniss	$49,500	$45,420	$94,920
William A. Linton	$35,000	$45,420	$80,420
Richard Packer	$54,500	$45,420	$99,920
Richard M. Stein	$36,500	—	$36,500
Charles F. Wagner, Jr.(5)	$34,674	$93,150	$127,824
Bernhard Wangler	$36,500	$45,420	$81,920

(1)
Reported amounts reflect the grant date fair value of stock options granted to each director in 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2010 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2011. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

As of December 31, 2010, the non-employee directors held the following aggregate vested and unvested options to purchase common stock of the Company:

Name	Number of Vested Options	Number of Unvested Options
Collin J. D'Silva(1)	23,190	112,060
Wolf-Dieter Emmerich(2)	8,940	12,060
Stephen W. Fesik	3,960	11,040
Brenda J. Furlong(3)	5,940	12,060
Richard D. Kniss	19,090	12,060
William A. Linton	23,190	12,060
Richard Packer	5,940	12,060
Richard M. Stein(4)	2,250	—
Charles F. Wagner, Jr.(5)	—	3,000
Bernhard Wangler	35,190	12,060
(1)
Mr. D'Silva resigned from his position as director, effective March 31, 2010. The options reported in the table include 100,000 unvested options granted to Mr. D'Silva as the president of the Company's newly-formed Chemical and Applied Markets division, subsequent to his resignation from the Board of Directors.

(2)
In addition to the options reported in the table included in footnote (1) above, Dr. Emmerich held unvested options to purchase 15,000 shares of BEST common stock as of December 31, 2010, of which options 10,000 vest ratably in annual installments over three years on the anniversary of the grant date, beginning on April 1, 2011 and 5,000 vest ratably in annual installments over three years on the anniversary of the grant date, beginning on July 1, 2011.

(3)
In addition to the options reported in the table included in footnote (1) above, Ms. Furlong held vested options to purchase 5,000 shares of BEST common stock and unvested options to purchase 10,000 shares of BEST common stock as of December 31, 2010, which unvested options vest ratably in annual installments on each of October 1, 2011 and October 1, 2012.

(4)
In addition to the options reported in the table included in footnote (1) above, in May 2003 in connection with his service as a board member, Mr. Stein was granted an option to purchase 2,500 shares of common stock, which options are fully vested and held by Nixon Peabody LLP.

(5)
In addition to the options reported in the table included in footnote (1) above, Mr. Wagner held unvested options to purchase 10,000 shares of BEST common stock as of December 31, 2010, which options vest ratably in annual installments over three years on the anniversary of the grant date, beginning on July 1, 2011.
(2)
Mr. D'Silva resigned from his position as a director in March 2010 in order to become president of the Company's Chemical and Applied Markets division. The reported amount includes cash payments of $15,500 for service as a non-employee director and Audit Committee member prior to his resignation from the Company's board, $75,000 for consulting services in connection with the acquisition of the Chemical and Applied Markets division and $186,854 for service as president of that division.

(3)
Includes cash payments totaling $28,625 and option awards valued at $105,000 for service as a director and Compensation Committee member of BEST.

(4)
Includes cash payments totaling $33,000 for service as a director and Audit Committee chair of BEST.

(5)
Includes cash payments totaling $13,500 and an option award valued at $69,600 for service as a director and Audit Committee member of BEST.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of April 5, 2011 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of our directors, (iii) each named executive officer of the Company, as defined in "Summary of Executive Compensation," and (iv) all directors and executive officers who served as directors or named executive officers as of April 5, 2011 as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Named Executive Officers, Directors and Director Nominees
Frank H. Laukien(2)	38,884,445	23.5%
William J. Knight(3)	258,350	*
Brian P. Monahan(4)	77,750	*
Dirk D. Laukien(5)	15,862,972	9.6%
Joerg C. Laukien(6)	18,089,795	10.9%
Brenda J. Furlong(7)	12,940	*
William A. Linton(8)	58,690	*
Richard M. Stein(9)	8,099	*
Bernhard Wangler(10)	44,190	*
Richard Kniss(11)	48,136	*
Wolf-Dieter Emmerich(12)	14,940	*
Richard A. Packer(13)	15,940	*
Tony W. Keller(14)	43,340	*
Stephen W. Fesik(15)	8,940	*
Charles F Wagner, Jr.	—	—
All executive officers and directors as a group (15 persons)	73,428,507	44.4%

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
5% Beneficial Owners(16)
T. Rowe Price Associates, Inc.(17)	10,735,120	6.5%
100 E. Pratt Street
Baltimore, MD 21202

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Includes options to purchase 125,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof. Also includes 2,116,309 shares owned by Robyn Laukien as to which Frank Laukien has voting power. Does not include 6,310 shares held by Dr. Laukien's adult son, 6,310 shares held in trust for his daughter, or 550 shares held by his spouse, in each case as to which Dr. Laukien disclaims beneficial ownership.

(3)
Includes options to purchase 195,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(4)
Includes options to purchase 72,750 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(5)
Includes 41,293 shares of common stock held by the Dirk D. Laukien Trust for Leah Laukien, dated June 1, 2000 and 100,000 shares of restricted common stock.

(6)
Includes options to purchase 2,040 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(7)
Includes options to purchase 12,940 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(8)
Includes options to purchase 26,690 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(9)
Includes options to purchase 4,750 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, of which options to purchase 2,500 shares of common stock are held by Nixon Peabody LLP, the law firm at which Mr. Stein is a partner.

(10)
Includes options to purchase 38,690 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(11)
Includes options to purchase 25,090 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(12)
Includes options to purchase 14,940 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(13)
Includes options to purchase 11,940 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(14)
Includes options to purchase 30,000 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(15)
Includes options to purchase 8,940 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(16)
In addition to the shares reported, 7,434,344 shares, or 4.5% of the total number of shares outstanding as of April 5, 2011, are beneficially owned by Mrs. Isolde Laukien-Kleiner. Mrs. Laukien-Kleiner is the stepmother of Dr. Frank Laukien and Mr. Joerg Laukien and the mother of Dr. Dirk Laukien.

(17)
According to a Schedule 13G filed February 9, 2011, T. Rowe Price ("Price Associates") beneficially owns, or may be deemed to beneficially own, 10,735,120 shares as a result of acting as investment advisor to various investment companies and institutional clients. Price Associates has sole power to dispose of 10,735,120 shares, and has sole power to vote or direct the voting of 2,240,970 shares.

EXECUTIVE OFFICERS

        The Company's executive officers are:

Name	Age	Position
Frank H. Laukien, Ph.D.	51	President, CEO and Chairman
William J. Knight	61	Chief Operating Officer
Brian P. Monahan	39	Chief Financial Officer

        Our executive officers are elected by the board of directors and serve until their successors have been duly elected and qualified. Our board of directors has determined that the Company has no other executive officers as of the date of this proxy statement and had no other executive officers during the fiscal year ended December 31, 2010. For biographical information relating to Dr. Frank Laukien, who serves as both an executive officer and a director of the Company, please see "Certain Information Regarding Directors and Nominees" above. Biographical information relating to our non-director executive officers is presented below.

        William J. Knight.    In November 2009, Mr. Knight was appointed Chief Operating Officer of the Company effective February 1, 2010. Prior to assuming his current role, Mr. Knight served as the Chief Financial Officer from October 2004 until February 2010 and as Treasurer from October 2004 to March 2009. Mr. Knight served as Chief Financial Officer of Anika Therapeutics, Inc., a provider of therapeutic products, from 2002 to 2004. He also served as Chief Financial Officer of Zycos, Inc., a developer of DNA-based therapeutic products, from 2000 to 2002, and as Chief Financial Officer of NMT Medical, Inc., a provider of cardiovascular and neurological medical devices, from 1998 to 2000. Mr. Knight is a Certified Public Accountant and holds a B.B.A. in Accounting from the University of Wisconsin.

        Brian P. Monahan.    In November 2009, Mr. Monahan was appointed Chief Financial Officer of the Company effective February 1, 2010. From March 2009 until assuming his role as Chief Financial Officer, Mr. Monahan served as Chief Accounting Officer and Vice President of Finance. Mr. Monahan joined the Company in April 2004 as Corporate Controller and was appointed Chief Accounting Officer and Vice President of Finance in March 2009. In addition to his corporate responsibilities, Mr. Monahan has served in various financial and operational roles at the Company's Bruker Daltonics division. Before joining the Company, Mr. Monahan served as Manager of Accounting and Financial Reporting at Fisher Scientific International, Inc. from December 2002 through April 2004 and as an audit manager for PricewaterhouseCoopers LLP from July 1999 through December 2002. Mr. Monahan is a Certified Public Accountant and holds a B.S. in Accounting from the University of Massachusetts.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

        Our executive compensation program is designed to attract, motivate and retain the individuals that lead the Company. Our approach to compensation for our executive officers targets a mix of competitive salaries, performance-based cash incentive awards linked to corporate and individual objectives and long-term equity incentive awards. We believe that our compensation policies and practices are effectively designed to motivate and reward performance, and that the mix of compensation elements creates incentives that are closely aligned with increasing shareholder value.

        Our performance in fiscal year 2010 was strong, as our year-over-year revenue grew by 17% to $1.3 billion and our stock price increased approximately 38%. Despite continuing uncertainty in the global economic environment throughout much of 2010, we realized solid improvements in key measures such as gross profit margin and operating income and our earnings per share grew by approximately 18%. During the year we also completed several strategically important acquisitions that offered opportunities to enhance our product portfolio and expand our market reach, and we made significant progress toward integrating the acquired businesses.

        Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2010, as approved by the Compensation Committee:

  •
  Salaries.  Due to the uncertainty of the economic climate, certain members of our management team, including each of the current executive officers, had voluntarily accepted temporary salary reductions for fiscal 2009 ranging from 10% to 25% of their respective 2008 base salary. For the fiscal year ended December 31, 2010, the Compensation Committee restored our Chief Executive Officer's base salary to the level it had been in 2008 prior to his accepting a 25% voluntary reduction for fiscal 2009. Salaries for our Chief Operating Officer and our Chief Financial Officers were maintained at the levels set by the Compensation Committee in November of 2009 upon their promotions to their respective positions.

  •
  Performance-Based Cash Incentive Awards and Payouts.  Consistent with our pay-for-performance philosophy, a significant portion of our executive officers' total compensation potential for fiscal year 2010 was linked to achievement of corporate and individual quantitative and qualitative goals.

  •
  As with past years, the Compensation Committee established specific fiscal year 2010 quantitative and qualitative goals for each executive officer. For fiscal years beginning with 2010, however, the Compensation Committee revised the Company's methodology for determining the amounts to be awarded to our named executive officers based on annual quantitative and qualitative performance goals in order to more closely align bonus potential with actual performance. Under the revised methodology, the payment for cash incentive bonuses linked to the achievement of pre-established quantitative performance goals is calculated based on percentage achievement of the quantitative target goal, with no threshold or maximum. Payments for full or partial achievement of qualitative goals are made in a range of 50% to 100%, based on the Compensation Committee's determination of the level of achievement with respect to each qualitative goal.

  •
  For fiscal years 2010 through 2012, the Compensation Committee determined that quantitative targets related to revenue growth, gross margin improvement, operating margin improvement, earnings per share and working capital management are an appropriate mix of targets for measuring our executive officers' contributions to achieving the Company's strategic goals. For each of the years 2010, 2011 and 2012, performance of our executive officers is to be measured against our business plan goals for these key metrics, with specific target levels to be established annually.

  •
  Annual cash incentive awards for fiscal 2010 rewarded our executive officers for exceeding our financial goals. Our executive officers received 147% of their 2010 quantitative bonus targets based on our actual performance relative to the target levels. In addition, our executive officers earned varying amounts based on their relative levels of achievement with respect to their individual qualitative bonus goals.

  •
  As named executive officers assume greater responsibility, a larger portion of their total cash compensation is designed to and does become dependent on Company and individual performance. For example, for fiscal 2010, amounts earned by our Chief Executive Officer based upon achievement of corporate financial goals and individual qualitative goals represented 59% of his total 2010 cash compensation.

  •
  Long-Term Incentive Awards.  Upon consideration of a variety of factors, including our stock price, outstanding equity awards, and substantial equity awards in 2009 to our Chief Operating Officer and Chief Financial Officer, the Compensation Committee did not grant equity awards to our executive officers in 2010.

Executive Compensation Philosophy

        Our key objectives in structuring and determining executive compensation are to:

  •
  attract and retain qualified executive officers;

  •
  motivate existing officers to perform;

  •
  reward outstanding corporate performance;

  •
  align compensation with Bruker Corporation annual and long-term performance goals;

  •
  enhance our profitability; and

  •
  maximize stockholder value.

        To achieve these objectives, we have embraced a compensation philosophy that seeks to align compensation with our strategic objectives and reward our executive officers for meeting certain performance goals. Executive compensation is based in part on a pay-for-performance philosophy, through annual incentive bonus awards which emphasize both company and individual performance measures that correlate closely with the achievement of our short and long term performance objectives. To motivate our executive officers, we focus on cash compensation in the form of salary and bonus, a portion of which is tied to the individual's performance, and we augment this cash compensation annually with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of stockholder value through grants of equity incentive awards with extended vesting schedules.

Compensation Process and Methodology

        Our executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee oversees the Company's stock option plan, determines the chief executive officer's salary, bonus, and equity-based compensation, oversees the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the named executive officers listed in the 2010 Summary Compensation Table included in this proxy statement as well as for other officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors.

        The Compensation Committee annually assesses competitive market compensation for our executive officers using a variety of sources, including cash compensation data derived from an independent source, Salary.com's CompAnalyst Executive, for a reference group of publicly-traded companies in the same or similar industries. Although individual pay is driven largely by individual and corporate performance considerations, the Compensation Committee uses the reference group data as a "market check" to ensure that individual cash compensation levels remain reasonable and competitive. Although the companies in the reference group vary in terms of size, with some being significantly larger than us and others being significantly smaller than us, the Compensation Committee believes that a reference group consisting of competitors of various sizes provides useful insight for their consideration of compensation levels, including information about the range and median of competitive salaries and cash bonuses. Our management provides input on companies considered for inclusion in the reference group, but the Compensation Committee makes the final determination as to the reference group selection. The companies that are included in the reference group are reviewed annually by management and the Compensation Committee and can change from year to year as market conditions warrant.

        For the fiscal year ended December 31, 2010, the reference group selected by the Compensation Committee for evaluating the recommended base pay and annual incentive bonus targets of our Chief Executive Officer and Chief Financial Officer included:

Affymetrix Inc.	PerkinElmer, Inc.
Agilent Technologies, Inc.	Sequenom, Inc.
Caliper Life Sciences, Inc.	ThermoFisher Scientific, Inc.
Dionex Corporation	Varian, Inc.
Keithley Instruments Inc.	Waters Corporation
Mettler-Toledo International Inc.

        The Compensation Committee considered market capitalization and revenue, in addition to certain qualitative factors, to be appropriate for evaluating the competitiveness of potential cash compensation, including the target level of cash incentive bonuses, of our executive officers' compensation relative to the compensation of executives in similar functions at these companies. In general, the Compensation Committee considered the median compensation levels of the companies in the reference group to be appropriate competitive comparisons, in light of our relative market position. The following compares the Company to the selected reference group for these key metrics and compares the potential cash compensation, including the target level of cash incentive bonuses, of our Chief Executive Officer and Chief Financial Officer to the median cash compensation of comparable executives in the reference group (dollars in billions, except total cash compensation):

	Market Capitalization	Revenue	Total Cash Compensation
Reference Group, range	$0.1 – $19.5	$0.0 – $10.1
Reference Group, median	$1.5	$0.8
Chief Executive Officer			$925,056
Chief Financial Officer			661,905
Bruker Corporation	$2.0	$1.1
2010 Salary and Target Cash Incentive Bonus:
Chief Executive Officer			$975,000
Chief Financial Officer			$400,000

        The Compensation Committee selected a broader group of companies, primarily in the fields of healthcare and biotechnology, as a reference group for reviewing potential cash compensation, including the target level of the cash incentive bonus, of the Chief Operating Officer. The Compensation Committee believed that an expanded group was useful because many of the companies in the Chief Executive Officer and Chief Financial Officer reference group did not have chief operating officers. A broader reference group provided the Compensation Committee with additional data to assess the reasonableness and competitiveness of our Chief Operating Officers' salary and target cash incentive bonus compensation.

        For the fiscal year ended December 31, 2010, the reference group selected by the Compensation Committee for evaluating the base pay and annual incentive bonus target of the Chief Operating Officer included:

Abiomed, Inc.	Harvard Bioscience, Inc.
Alkermes, Inc.	Helicos BioSciences Corporation
Alnylam Pharmaceuticals, Inc.	Hologic, Inc.
Analogic Corporation	Insulet Corporation
ArQule, Inc.	Momenta Pharmaceuticals, Inc.
athenahealth, Inc.	NeuroMetrix, Inc.
Biogen Idec Inc.	NMT Medical, Inc.
Boston Scientific Corporation	Panacos Pharmaceuticals, Inc.
Cubist Pharmaceuticals, Inc.	PAREXEL International Corporation
Curis, Inc.	ThermoFisher Scientific, Inc

        In assessing and approving the recommended compensation potential of our Chief Operating Officer, the Compensation Committee considered the compensation levels of chief operating officers within companies in the reference group in light of our relative market position, including the fact that a number of the companies in the reference group were considerably smaller in terms of market capitalization. The following compares the Company to the selected reference group for these key metrics and compares the potential cash compensation, including the target level of cash incentive bonus, of our Chief Operating Officer to the median cash compensation of comparable executives in the reference group (dollars in billions, except total cash compensation):

	Market Capitalization	Revenue	Total Cash Compensation
Reference Group, range	$0.0 – $19.5	$0.0 – $10.1
Reference Group, median	$0.7	$0.1
Chief Operating Officer			$461,641
Bruker Corporation:	$2.0	$1.1
2010 Salary and Target Cash Incentive Bonus:
Chief Operating Officer			$505,000

  Role of Management

        The Chief Executive Officer is responsible for making recommendations to the Compensation Committee for our company-wide performance goals and the bonus goals and weightings for the Chief Operating Officer and the Chief Financial Officer. The Chief Executive Officer is also responsible for developing and providing a proposal to the Compensation Committee for his own bonus plan and target levels. The Compensation Committee reviews the recommendations of the Chief Executive Officer and determines the final bonus structure and goals for each of these executive officers, including threshold and target bonus levels. After the close of the fiscal year, the Chief Executive Officer provides the Compensation Committee with his assessment of the performance of the Chief Operating Officer and the Chief Financial Officer against their respective bonus goals and proposed bonus payout. When determining the bonus payout for the executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on its assessment of the executive officer's performance relative to the performance-based goals. The determination of the bonus earned is generally made within the first quarter after the end of the fiscal year, allowing time to assess the achievement of the bonus goals. On occasion, additional bonuses in excess of those calculated to have been earned have been awarded by the Compensation Committee in recognition of exceptional individual performance or contributions to company performance.

Components of Executive Compensation

        Total compensation consists of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and restricted stock grants.

        Annual Base Salary.    Base salaries are determined based on a variety of factors, including each officer's levels of responsibility, experience and potential, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. Base salaries are set at levels that the Compensation Committee believes are reasonably competitive to allow us to attract and retain qualified managers.

        Base salaries are reviewed annually and may be adjusted after considering the various factors described above. The Chief Executive Officer makes base salary recommendations to the Compensation Committee for the Chief Operating Officer and the Chief Financial Officer. When setting the base salaries of these executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on the factors listed above and the executive officer's performance during the previous year. The Compensation Committee also evaluates the performance of and sets the salary for the Chief Executive Officer.

        Annual Cash Incentive Awards.    Annual incentive awards in the form of performance-based cash incentive bonuses for the Chief Executive Officer and our other executive officers are based upon management's success in meeting our financial and strategic goals. Typically, specific criteria for these bonuses have been determined based on a combination of qualitative and quantitative measures established each year by the Compensation Committee after consultation with management. The specific individual goals vary for each executive based on their responsibilities and role within our company and may include financial or strategic measures, including, among others, revenue growth, gross profit and operating profit margin improvement, working capital ratio improvements, achieving return on invested capital goals, meeting earnings per share targets, identifying and developing new product and market opportunities and furthering or achieving other strategic initiatives. The individual goals are intended to reward performance which results in our Company meeting or exceeding its financial goals.

        The Compensation Committee also considers the mix of performance goals in order to balance the incentives created to mitigate risks that may be associated with a particular performance goal. In 2010, for example, the executive officers' revenue target goal was combined with gross profit margin improvement, operating margin improvement, working capital and earnings per share goals that emphasized cost reduction as well as top-line performance. Cash incentive bonus awards reflect both the individual's performance compared with his performance goals for the year and the overall performance of our company.

        Long-Term Incentives.    Equity incentive compensation in the form of stock options and restricted stock is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in the common stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. The Company's 2010 Incentive Compensation Plan is the vehicle used for grants of stock options and restricted stock to our executive officers and other employees. Company management evaluates the efficacy of our long-term incentive compensation on an ongoing basis, and may from time to time provide input and recommendations to the Compensation Committee with regard to the optimal form and extent of equity incentives to be granted to employees, including the executive officers.

        While generally granted on an annual basis, all options and restricted stock grants are discretionary and may be granted by the Compensation Committee at any time. Our company has not adopted performance-vesting, meaning that individual vesting is not based upon the achievement of any specific goals or objectives. The Compensation Committee does, however, consider the individual and Company's performance in determining the total and individual equity awards. The Compensation Committee has determined that equity compensation awards to executives and all other employees should be based upon the economic value of the grant award and should be considered part of the overall compensation package in determining award levels. In making specific grants to executives, the Compensation Committee evaluates each executive officer's total equity compensation package. The Compensation Committee generally reviews the option and restricted stock holdings of each of the executive officers as well, including vesting and exercise price and the then current value of such options or restricted stock. We consider long-term equity compensation to be an integral part of a competitive executive compensation package as a way to reinforce the individual's commitment to the Company and an important mechanism to align the interests of management with those of our stockholders. Annual grants are generally made in the first or second quarter of each year. In 2010, however, the Company did not award stock options to the named executive officers.

Mix of Compensation

        In accordance with our pay-for-performance philosophy, short-term cash incentive compensation and long-term equity incentive awards are intended to be a significant portion of overall compensation, with this at-risk component increasing as a percentage of overall compensation potential as the officer's responsibility increases. For example, in 2010 over 50% of our Chief Executive Officer's potential cash compensation, and approximately 30% of each of our other named executive officers' potential cash compensation, was at risk through short-term cash incentive programs.

Fiscal 2010 Base Salaries

        Base salaries of our executive officers are reviewed annually by the Compensation Committee and may be adjusted to reflect competitive conditions or individual performance. In 2007, the Compensation Committee reviewed peer group salary information and determined that the salaries of the Company's executive officers were each below the median of their peer group comparables. The Compensation Committee therefore approved management's recommendation to phase in base salary increases over a multi-year period commencing in 2008 to raise, as appropriate, each executive officers' salary component of compensation to a more competitive level relative to the peer group. For 2009, however, as part of a series of cost-reduction initiatives in a deteriorating global economic environment, certain members of our management team, including each of the current executive officers, voluntarily accepted temporary salary reductions ranging from 10% to 25% of their respective 2008 base salary.

        For 2010, the Compensation Committee restored Dr. Laukien's base salary to $425,000, the level it had been prior to his volunteering a 25% salary reduction for 2009. Consistent with our pay-for-performance philosophy, Dr. Laukien's base salary remains below the median salary of Chief Executive Officers of the selected reference group and represents less than half of his potential total cash compensation.

        In November 2009, upon being promoted to their current positions, Mr. Knight, our Chief Operating Officer, and Mr. Monahan, our Chief Financial Officer, were awarded base salary increases of approximately 23% and 53%, respectively, or approximately 21% and 49%, respectively, above their salaries prior to accepting a 10% voluntary salary reduction for 2009. The Compensation Committee determined that the adjusted salary levels of $355,000 for Mr. Knight and $275,000 for Mr. Monahan were appropriate in light of their increased responsibilities and the Committee's assessment of competitive market conditions for individuals with similar experience serving in similar positions. The salaries of Mr. Knight and Mr. Monahan remained at these adjusted levels throughout 2010.

Cash Incentive Plans and Review of Fiscal 2010 Performance

        Following a review in 2009 of the Company's cash incentive plan metrics and structure, the Compensation Committee revised the Company's methodology for determining the amounts to be awarded to our named executive officers based on annual quantitative and qualitative performance goals. Under the methodology adopted by the Compensation Committee for years beginning with 2010, the payment for cash incentive bonuses linked to the achievement of pre-established quantitative performance goals will be calculated based on percentage achievement of the quantitative target goal, with no threshold or maximum. In cases where an individual quantitative goal improvement metric is less than 1%, the payout for achievement of that goal will be 100% up to a full 1.0% improvement, and pro-rata for achievement in excess of 1.0%. If the less than 1% goal is not achieved, then for each 0.1% shortfall the payment will be reduced by 10%. For example, for a goal of 0.5% improvement in operating margin, achievement of a 0.8% improvement would result in a 100% payment of the target with respect to that goal, achievement of a 1.1% improvement would result in a 110% payment of the target with respect to that goal and achievement of a 0.4% improvement would result in a 90% payment of the target with respect to that goal. Payments for qualitative goals will be made in a range of 50% to 100%, with 50% of the target amount payable if the Compensation Committee determines that a qualitative goal was partially achieved, 75% of the target amount payable if the Compensation Committee determines that a qualitative goal was substantially achieved and 100% of the target amount payable if the Compensation Committee determines that a qualitative goal was fully achieved. For example, if an executive officer achieves 30% of a quantitative performance goal then the 2010 cash incentive bonus will include an amount equal to 30% of the target amount allocated to that goal. If the Compensation Committee determines that the executive officer has made substantial progress toward achieving a qualitative performance goal, the cash incentive bonus payment will include an amount equal to 75% of the target amount allocated to that goal. In order to provide additional motivation to the executive officers, and to reward outstanding corporate performance, the Compensation Committee has not set a maximum amount that can be earned in the event that the executive officers exceed their quantitative goals in the performance-based incentive plans. Bonus awards linked to individual qualitative goals, however, are to be limited to 100% of the target bonus amount allocated to each of those goals. The Compensation Committee may, in their discretion, award cash incentive bonuses above the target level in the event it determines that an executive officer has delivered exceptional performance.

  2010 – 2012 Cash Incentive Plans

        The Company believes that revenue growth and enhanced operating efficiency are critical to our success and will be key drivers of delivering value to our shareholders. The Compensation Committee has determined that the quantitative incentive targets set forth below, effective for 2010 through 2012, provide balanced incentives and are an appropriate mix of targets for measuring our executive officers' contributions to achieving the Company's strategic goals. For each of the years 2010, 2011 and 2012, performance of our executive officers is to be measured against our business plan goals for these key metrics. Quantitative factors will continue to provide 70% of total cash incentive compensation potential, with the remaining 30% allocated to individual qualitative factors to be established by the Compensation Committee annually after consultation with management.

2010 – 2012 Incentive Performance Targets
Quantitative Performance Goal	Weighting
Revenue Growth (currency-adjusted)	15%
Gross Margin Improvement	10%
Operating Margin Improvement	15%
Net Income/EPS Improvement	10%
Working Capital Ratio Reduction	20%
Total Quantitative Goal Weighting:	70%
Qualitative Goal Weighting:	30%

  Fiscal 2010 Targets and Performance

        Specific 2010 cash incentive targets, performance goals and weightings established by the Compensation Committee to measure and reward the performance of the named executive officers were as follows:

2010 Cash Incentive Targets
	Target Level	% of Base Salary at Target Achievement	% of Total Potential Cash Compensation at Target Achievement
Frank H. Laukien	$550,000	129%	56%
William J. Knight	$150,000	42%	30%
Brian P. Monahan	$125,000	45%	31%

        The Compensation Committee set Dr. Laukien's 2010 target bonus at $550,000, unchanged from the 2009 target level. Dr. Laukien's target bonus level was maintained at the prior year level based on the Compensation Committee's determination that the target amount continued to provide an appropriate cash incentive relative to his base salary and total compensation mix. Mr. Knight's bonus target for 2010 was set at $150,000, a 7% increase over the 2009 target level of $140,000. Mr. Monahan's bonus target for 2010 was set at $125,000, a 25% increase over his 2009 bonus target of $100,000. In recommending the increase in Mr. Monahan's bonus target levels for 2010, the Chief Executive Officer considered compensation paid to chief financial officers in our reference group as well as employees in comparable positions at the Company's subsidiaries. Based on that review, the Chief Executive Officer and the Compensation Committee determined that Mr. Monahan's aggregate cash compensation potential remained below the reference group median and that it should be increased to a level more comparable to the median of the comparison group, with greater emphasis placed on the at-risk component.

2010 Quantitative Goals:
(70% of Target Bonus Potential)

2010 Company Performance Goals	Weighting	2010 Performance	% of Target Bonus Potential Awarded
• $64.3 Million Currency-Adjusted Revenue Growth Target	15%	$139.5	217%
• 0.1% Gross Margin Improvement	10%	1.1%	110%
• 0.5% Operating Margin Improvement	15%	1.8%	180%
• $0.09 Increase in Earnings Per Share, excluding acquisition charges	10%	$0.20	222%
• $0.02 Reduction in Working Capital Ratio	20%	$0.01	50%

        Based on our financial results for 2010, the Company exceeded four of the five quantitative goals, including goals relating to revenue, gross profit margin improvement, operating margin improvement and earnings per share. As shown in the tables above under the heading "2010 Quantitative Goals," these four goals together represented 50% of each executive officer's cash incentive bonus potential. However, the Company only achieved 50% of the targeted improvement in the Company's working capital ratio, which accounted for 20% of each executive officer's cash incentive bonus potential. The Compensation Committee determined that the portion of bonus targets linked to the quantitative goals would be included in bonus awards at levels commensurate to our performance relative to each of those goals. Accordingly, the Compensation Committee approved awards totaling 156% of cash incentive targets linked to quantitative goals to each of Dr. Frank Laukien, Mr. Knight and Mr. Monahan for relative achievement of the combined Company-wide quantitative financial performance goals in 2010. Total cash incentive bonus payments to our executive officers for 2010 also included amounts awarded for achievement of the following individual qualitative goals.

2010 Individual Qualitative Goals:
(30% of Target Bonus Potential)

	2010 Individual Qualitative Goals	% of Target Bonus Potential Awarded
Frank H. Laukien	• Organizational development	15%
	• Strategic operational and financing initiatives	10%
William J. Knight	• Organizational development	10%
	• Strategic information technology and operational initiatives	18%
Brian P. Monahan	• Organizational development	10%
	• Strategic accounting and finance initiatives	18%

        In determining the amount of each named executive officer's total bonus award for 2010, the Compensation Committee also evaluated the officer's performance against his individual qualitative goals.

        The Compensation Committee considered Dr. Laukien's achievements in meeting his organizational development goals related to the development and transition of certain key senior managers and determined that Dr. Laukien should be awarded 100% of his target bonus linked to this goal. The Compensation Committee also considered progress made with respect to various strategic operational and financial initiatives and determined that Dr. Laukien should be awarded 67% of the target bonus associated with that goal. In recognition of his performance relative to these individual qualitative performance goals, the Compensation Committee awarded Dr. Laukien, in aggregate, 83% of the portion of his target cash incentive bonus attributable to qualitative goals, or $137,500. For 2010, including both quantitative and qualitative factors, Dr. Laukien was awarded a total cash incentive bonus of $702,728, equal to approximately 128% of his total target cash incentive bonus. In addition, the Compensation Committee awarded Dr. Laukien an additional discretionary bonus of $50,000 for his role in the successful completion of two significant strategic acquisitions in 2010.

        The Compensation Committee considered Mr. Knight's achievements in meeting his organizational development goals related to the development of production and logistics and determined that Mr. Knight should be awarded 100% of his target bonus linked to this goal. The Compensation Committee also considered progress made with respect to various strategic operational and financial initiatives, including the development of an information technology roadmap and an operational review of the Company's production sites and product lines and determined that Mr. Knight should be awarded 88% of the target bonus associated with those goals. In recognition of his performance relative to these individual qualitative performance goals, the Compensation Committee awarded Mr. Knight, in aggregate, 92% of the portion of his target cash incentive bonus attributable to qualitative goals, or $41,250. For 2010, including both quantitative and qualitative factors, Mr. Knight was awarded a total cash incentive bonus of $195,403, equal to approximately 130% of his total target cash incentive bonus. In addition, the Compensation Committee awarded Mr. Knight an additional discretionary bonus of $20,000 for his role in the successful completion of two significant strategic acquisitions in 2010.

        The Compensation Committee considered Mr. Monahan's achievements in meeting his organizational development goals related to the global finance organization and determined that Mr. Monahan should be awarded 100% of his target bonus linked to this goal. The Compensation Committee also considered progress made with respect to various strategic operational and financial initiatives, including the development of certain treasury and tax strategies and determined that Mr. Monahan should be awarded 88% of the target bonus associated with those goals. In recognition of his performance relative to these individual qualitative performance goals, the Compensation Committee awarded Mr. Monahan, in aggregate, 92% of the portion of his target cash incentive bonus attributable to qualitative goals, or $34,375. For 2010, including both quantitative and qualitative factors, Mr. Monahan was awarded a total cash incentive bonus of $162,836, equal to approximately 130% of his total target cash incentive bonus. In addition, the Compensation Committee awarded Mr. Monahan an additional discretionary bonus of $20,000 for his role in the successful completion of two significant strategic acquisitions in 2010.

2010 Long-Term Incentive Awards

        During 2010, the Compensation Committee did not award options or restricted stock to any of the named executive officers. In making the determination not to provide long-term incentive awards in 2010, the Compensation Committee considered a number of factors, including our stock price, outstanding equity awards, and the substantial awards made in November 2009 to each of Mr. Knight and Mr. Monahan upon their promotions to their current positions.

Executive Benefits

        In 2010, our named executive officers were eligible for the same level and offering of benefits made available to other employees, including the Company's 401(k) plan and welfare benefit programs.

2011 Compensation Determinations

        For fiscal 2011, the Compensation Committee approved a 2% salary increase for each of the named executive officers. In addition, the Compensation Committee considered reference group bonus information and other market reference sources, and determined that the target bonus levels of our Chief Executive Officer and Chief Operating Officer were within a reasonable and competitive range relative to their responsibilities. As a result, the target bonus levels of our Chief Executive Officer and Chief Operating Officer were not changed for 2011. The 2011 target bonus level for our Chief Financial Officer, however, was increased from $125,000 to $130,000, based on competitive market levels.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        Although the Company does not currently have an employment agreement with any of its executive officers, it did issue a letter offering employment to William J. Knight, who now serves as our Chief Operating Officer. Under the terms of the offer letter, Mr. Knight is entitled to a continuation of salary and benefits for a period of three months in the event his employment is terminated within twelve months of a sale of all or substantially all of our business to a third party. The offer letter also provides for anticipated annual grants of options to purchase 50,000 shares of our common stock, subject to the approval of the Compensation Committee.

        The Company has agreed to provide severance payments to each of Mr. Knight and Mr. Monahan equal to six months' salary in the event of termination of employment without cause.

        Under the terms of the awards of options and restricted common stock granted under the 2010 Incentive Compensation Plan, unvested amounts are forfeited if the grantee's employment or business relationship with our company is terminated for any reason, other than in the event of death or disability. The board of directors does, however, have the power and the right to accelerate vesting of any and all unvested amounts in the event of a change in control of Bruker Corporation.

Section 162(m) Limitations

        Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

        The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1,000,000 limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy and our best interests.

Other Benefit Plans

        In October 2009, the Board of Directors of BEST adopted the Bruker Energy & Supercon Technologies, Inc. 2009 Stock Option Plan (the "BEST Plan"). The BEST Plan provides for the issuance of up to 1,600,000 shares of BEST common stock in connection with awards under the plan. The BEST Plan allows a committee of the BEST board of directors to grant incentive stock options and non-qualified stock options to key employees and directors of the Company. The size of each grant is determined by the value of the BEST stock and BEST stock options at the time, the likely growth in that value and the importance of the individual to growing the value of the Company in the future. The BEST Plan is tied exclusively to increases in BEST's estimated value regardless of the Company's performance as a whole. As of December 31, 2010, 800,000 incentive stock options and non-qualified stock options had been awarded with vesting periods of three to five years. As a director of BEST, Dr. Frank Laukien participates in the BEST Plan and on October 1, 2009, was awarded an option to purchase 10,000 shares of BEST at an exercise price equal to the fair market value of BEST at the time of grant, subject to three-year vesting.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

        Submitted by the Compensation Committee of Bruker Corporation's Board of Directors.

Richard D. Kniss, Chairman Wolf-Dieter Emmerich Stephen W. Fesik

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        Mr. Kniss and Drs. Emmerich and Fesik serve as members of the Compensation Committee. Mr. Kniss and Drs. Emmerich and Fesik were not officers or employees of the Company or any of its subsidiaries during fiscal year 2010. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

 SUMMARY OF EXECUTIVE COMPENSATION

        The following table summarizes the compensation earned by the President, Chief Executive Officer and Chairman and the Company's other executive officers (the "named executive officers") for the years ended December 31, 2010, 2009 and 2008.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Non-Equity Incentive Plan Awards	Option Awards(1)		All Other Compensation		Total
Frank H. Laukien	2010	$423,366	$50,000	(2)	$702,728	—		$7,350	(3)	$1,183,444
Chairman, President and	2009	$318,750	—		$459,048	$25,200	(4)	$6,750	(3)	$809,748
Chief Executive Officer	2008	$425,000	—		$404,239	$817,000		$6,750	(3)	$1,652,989
William J. Knight	2010	$355,000	$20,000	(2)	$195,403	—		$8,250	(6)	$578,653
Chief Operating	2009	$297,277	—		$132,349	$344,000		$6,750	(6)	$780,376
Officer(5)	2008	$320,000	$50,000	(7)	$42,397	$408,500		$6,750	(6)	$827,647
Brian P. Monahan	2010	$275,000	$20,000	(2)	$162,836	—		$7,350	(9)	$465,186
Chief Financial	2009	$193,154	—		$168,818	$688,000		$6,750	(9)	$1,056,722
Officer(8)	2008	$200,000	$20,000	(7)	$24,099	$122,550		$6,750	(9)	$373,399

(1)
The amounts in this column reflect the grant date fair value of awards of stock options, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2010 audited financial statements included in the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2011. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(2)
Dr. Laukien received a special bonus of $50,000 and Mr. Knight and Mr. Monahan each received a special bonus of $20,000 in connection with their contributions to the acquisitions of Veeco Metrology Inc., a scanning probe microscopy and optical industrial metrology business and of certain assets and liabilities in Varian, Inc.'s inductively coupled plasma mass spectrometry instruments business, laboratory gas chromatography instruments business, and gas chromatography triple-quadrupole mass spectrometry instruments business.

(3)
Amount represents a matching contribution made by the Company to the 401(k) plan for the benefit of Dr. Frank Laukien.

(4)
Amount reflects the grant date fair value of an option to purchase 10,000 shares of BEST granted on October 1, 2009 to Dr. Frank Laukien as a director of BEST pursuant to the BEST Plan.

(5)
Mr. Knight served as Chief Financial Officer throughout 2009. In November 2009, Mr. Knight was named Chief Operating Officer, effective February 1, 2010.

(6)
Amount represents a matching contribution made by the Company to the 401(k) plan for the benefit of Mr. Knight.

(7)
Mr. Knight received a special bonus of $50,000 and Mr. Monahan received a special bonus of $20,000 in connection with their contributions to the Bruker BioSpin Group acquisition.

(8)
During the first quarter of 2009, Mr. Monahan was promoted from Corporate Controller to the positions of Vice President of Finance and Chief Accounting Officer. In November 2009, Mr. Monahan was named Chief Financial Officer, effective February 1, 2010.

(9)
Amount represents a matching contribution to the 401(k) plan for the benefit of Mr. Monahan.

 2010 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to individual grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2010.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)(1)	Target ($)	Maximum ($)(1)
Frank H. Laukien	—	$550,000	—
William J. Knight	—	$150,000	—
Brian P. Monahan	—	$125,000	—

(1)
There are no thresholds or maximums under the named executive officer's cash incentive targets.

Outstanding Equity Awards At December 31, 2010

        The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

        For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

        We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

 Outstanding Equity Awards at December 31, 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
Frank H. Laukien(1)	50,000	25,000	(3)	$8.75	08/01/12	6,650	(2)	$110,390
	50,000	50,000	(4)	$13.21	05/07/13

	100,000	75,000

William J. Knight	125,000			$3.16	10/25/14	1,670	(2)	$27,722
	30,000	20,000	(5)	$7.95	08/01/17
	20,000	30,000	(6)	$12.01	05/07/18
	10,000	40,000	(7)	$11.10	11/05/19

	185,000	90,000

Brian P. Monahan	2,500			$5.28	04/26/14	1,000	(2)	$16,600
	5,250			$4.87	06/30/14
	36,000	24,000	(5)	$7.95	08/01/17
	6,000	9,000	(6)	$12.01	05/07/18
	20,000	80,000	(7)	$11.10	11/05/19

	69,750	113,000

(1)
In addition to the awards reported for equity securities of Bruker Corporation, Dr. Frank Laukien held options to purchase 10,000 shares of BEST, of which options to purchase 3,333 shares were exercisable and options to purchase 6,667 shares were unexercisable as of December 31, 2010. The BEST options have an exercise price of $3.00 per share, vest in three annual installments commencing on October 1, 2010, and expire October 1, 2019.

(2)
Shares vest on the anniversary of the grant date, beginning January 5, 2007.

(3)
Options vest in four equal annual installments on the anniversary of the grant date, beginning August 1, 2008.

(4)
Options vest in four equal annual installments on the anniversary of the grant date, beginning May 7, 2009.

(5)
Options vest in five equal annual installments on the anniversary of the grant date, beginning August 1, 2008.

(6)
Options vest in five equal annual installments on the anniversary of the grant date, beginning May 7, 2009.

(7)
Options vest in five equal annual installments on the anniversary of the grant date, beginning November 5, 2010.

 2010 Option Exercises and Stock Vested

        The following table provides information regarding vesting of restricted stock awards for each named executive officer during fiscal 2010. These restricted stock awards were granted in prior fiscal years and are not related to performance in fiscal 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Frank H. Laukien	6,650	$82,992
William J. Knight	1,670	$20,842
Brian P. Monahan	1,000	$12,480

(1)
Represents the number of shares of restricted stock that vested during fiscal 2010. These shares were granted in January 2006 and vested in January 2010.

(2)
Represents the number of shares vested multiplied by the closing price of Bruker Corporation common stock on the NASDAQ Global Select Market as of the vesting date.

RELATED PERSONS TRANSACTIONS

Procedures for Approval of Transactions with Related Persons

        All transactions with related parties in excess of $50,000 are reviewed and pre-approved. Our Audit Committee, which is ultimately responsible for approving related party transactions, pre-approves such transactions involving amounts exceeding $500,000. The Audit Committee has delegated authority to the Chief Financial Officer and Corporate Controller to review and pre-approve all related party transactions, such as leasing, distribution, sales and purchasing activities, involving amounts from $50,000 to $500,000. A related party transaction will be approved only if it is determined upon review that the transaction is in the best interests of the Company. If the transaction involves a director, that director will be recused from all discussions and decisions about the transaction. In considering the transaction, the executive officer or the committee, as appropriate, will consider all relevant factors, including as applicable:

  •
  the business purpose for the transaction;

  •
  quantifying the amount and volume of transactions to assess materiality;

  •
  methods used to establish the terms of the transaction and whether the transaction is on arm's-length terms comparable to those available to third parties; and

  •
  the overall fairness of the transaction to the Company.

        Typically every quarter, management reviews with the Audit Committee all related party transactions entered into in the preceding quarter, including those the committee did not pre-approve. This review consists of a memorandum summarizing the information described above with respect to the transactions, and is followed by a telephonic or in-person meeting between the Audit Committee and management.

Transactions with Related Persons

        Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dr. Frank Laukien. During 2010, Dr. Frank Laukien was paid $332,821 as a beneficiary of the trusts. The lease terms were equal to the estimated fair market value of the rentals.

        Dr. Dirk Laukien, a director of the Company also serves as Senior Scientific Fellow on a part-time basis. In 2010, Dr. Dirk Laukien was paid aggregate cash compensation of $83,100 for his services as Senior Scientific Fellow. Our Bruker Optics subsidiary rents various office space from Dr. Dirk Laukien under lease agreements under which Dr. Dirk Laukien was paid $904,740 in 2010, which was equal to the estimated fair market value. Under two lease agreements, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from trusts controlled by certain Laukien family members, including Dr. Dirk Laukien. During 2010, Dr. Dirk Laukien was paid $322,821 as a beneficiary of the trusts. The lease terms were equal to the estimated fair market value of the rentals. Bruker BioSpin Corporation also rents office space from Dr. Dirk Laukien, for which he was paid $152,072 in 2010. The lease terms were equal to the estimated fair market value of the rental. Dr. Dirk Laukien, Isolde Laukien-Kleiner and Joerg Laukien also are parties to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2010, Dr. Dirk Laukien was paid $106,967 under that agreement. The lease terms were equal to the estimated fair market value of the rentals.

        Joerg C. Laukien, a director of the Company, is also the Chief Operating Officer of the Bruker BioSpin Group. Joerg Laukien also serves as a director and President of Bruker BioSpin MRI, Inc., Managing Director of Bruker BioSpin MRI GmbH, Executive Chairman of Bruker BioSpin Corporation and a director of BEST. In addition, Joerg Laukien served as Managing Director of Bruker Elektronik GmbH until its merger with Bruker BioSpin GmbH in 2010. During 2010, Joerg Laukien earned aggregate cash compensation of 329,942 Euros (approximately $396,060) from various European Bruker BioSpin companies and was also provided the use of an automobile valued at $14,190. With Dr. Dirk Laukien and Isolde Laukien-Kleiner, Joerg Laukien also is a party to a lease agreement with Bruker BioSpin AG, under which Bruker BioSpin AG rents certain office space. During 2010, Joerg Laukien was paid $106,967 under that agreement. The lease terms were equal to the estimated fair market value of the rentals.

        Isolde Laukien-Kleiner, the stepmother of Dr. Frank Laukien and Mr. Joerg Laukien and the mother of Dr. Dirk Laukien, was formerly the CEO of Bruker Physik GmbH and also served later as a consultant to Bruker Physik GmbH. Mrs. Laukien-Kleiner terminated her consulting relationship with Bruker Physik in 2007. Under an agreement with Bruker Physik, Mrs. Laukien-Kleiner continued to receive certain benefits for a period of three years following her resignation. Mrs. Laukien-Kleiner is entitled to monthly pension payments of approximately 13,000 Euros, or 156,000 Euros annually (approximately $208,000), subject to annual periodic adjustments. Dr. Dirk Laukien, Isolde Laukien-Kleiner and Joerg Laukien are parties to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2010, Isolde Laukien-Kleiner was paid $213,934 under that agreement. The lease terms were equal to the estimated fair market value of the rentals.

        Mrs. Laukien-Kleiner is party to an additional lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2010, Mrs. Laukien-Kleiner was paid $208,920 under that agreement. The lease terms were equal to the estimated fair market value of the rentals.

        Dr. Tony W. Keller, a director of the Company, is also vice-chairman of the board of Bruker BioSpin AG, president of the board of Bruker BioSpin Invest AG, and a director of BEST. Dr. Keller also serves as honorary chairman of the Bruker BioSpin Group. During 2010, Dr. Keller earned cash compensation of $197,670 for his service to the Bruker BioSpin Group. Dr. Keller elected to defer payment of $115,075 of this cash compensation until 2011. Dr. Keller was also provided the use of an automobile valued at $11,655.

        Richard M. Stein, a director of the Company, is a partner of Nixon Peabody LLP, a law firm which has been retained by the Company and certain of its affiliates for over five years. Amounts paid to Nixon Peabody LLP for services provided to the Company and its affiliates in 2010 totaled $2.9 million.

Mr. Stein has also served as the secretary for each of the Company, Bruker BioSpin Corporation, Bruker AXS, Bruker Daltonics, Bruker Optics and BEST.

        Bernhard Wangler, a director of the Company, is a principal of Kanzlei Wangler, a German audit and tax advisory firm which has been retained by the Company and certain of its affiliates for over five years. Amounts paid to Kanzlei Wangler for services provided to the Company and its affiliates in 2010 totaled $278,117.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require our officers and directors and persons owning more than 10% of the outstanding common stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all these filings. We believe, based solely upon a review of those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2010, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2010 except Dr. Tony Keller for one late Form 4 report due to administrative error.

 AUDIT COMMITTEE REPORT

        The Audit Committee, which operates pursuant to a written charter, assists the board of directors in fulfilling its oversight responsibilities by reviewing Bruker Corporation's financial reporting process on behalf of the board. Management is responsible for Bruker Corporation's internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP, Bruker Corporation's independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker Corporation's consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker Corporation's internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

        In this context, the Audit Committee reviewed and discussed with management and Ernst & Young, among other things, the scope of the audit to be performed, the results of the audit performed, Ernst & Young's evaluation of Bruker Corporation's internal control over financial reporting and the independent registered public accounting firm's fee for the services performed. Management represented to the Audit Committee that Bruker Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker Corporation's audited financial statements included the auditors' judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements.

        The Audit Committee also discussed with Ernst & Young other matters required by Statement on Auditing Standards, ("SAS") No. 61, "Communication with Audit Committees," as amended by SAS No. 90, "Audit Committee Communications," as amended and as adopted by the Public Company Accounting and Oversight Board (PCAOB) in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Ernst & Young also provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young the registered public accounting firm's independence from Bruker Corporation and considered the compatibility of non-audit services with Ernst & Young's independence.

        Based on the Audit Committee's discussion with management and Ernst & Young, and the Audit Committee's review of the representations of management and the report of Ernst & Young to the Audit Committee, the Audit Committee recommended to the board that that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and selected Ernst & Young LLP as the independent registered public accounting firm for Bruker Corporation, subject to shareholder ratification, for 2011.

        Submitted by the Audit Committee of Bruker Corporation's Board of Directors.

                      Brenda J. Furlong, Chair
                      Richard A. Packer
                      Charles F. Wagner, Jr.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Fees billed to the Company by its independent registered public accounting firm for fiscal years 2009 and 2010, all of which were approved by the Audit Committee, were comprised of the following:

        Audit Fees.    Ernst & Young's fees for its audit of the Company's annual financial statements, its review of the financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings for 2009 and 2010 were $3,681,000 and $4,442,000, respectively. The 2010 fees include $820,000 related to work performed in connection with the initial public offering for one of our subsidiaries.

        Audit-Related Fees.    Ernst & Young billed us a total of $16,000 in 2009 and $23,000 in 2010 for audit-related services, including due diligence performed in connection with potential acquisitions.

        Tax Fees.    Ernst & Young fees for tax services provided to us, including tax compliance, tax advice and planning, totaled $59,000 in 2009 and $27,000 in 2010.

        All Other Fees.    Ernst & Young billed us a total of $3,000 for "other services" in 2009. In 2010, no fees for services other than as indicated above were billed to us by Ernst & Young.

Audit Committee Pre-Approval Policies and Procedures

        In order to ensure that audit and non-audit services proposed to be performed by the Company's independent registered public accounting firm do not impair the auditor's independence from the Company, the Audit Committee has adopted, and the board of directors has ratified, the following pre-approval policies and procedures.

Policies

        Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement ("specific pre-approval") or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee ("general pre-approval"), provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee's responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

        Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

        For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's and the PCAOB's rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

        The Audit Committee also considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

        The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

        All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee are submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP has been our independent registered public accounting firm since 1998, and has been selected by the Audit Committee of the board of directors as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Although the Company is not required to seek stockholder approval of this appointment, the board of directors believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

        A representative of Ernst & Young is expected to be present at the 2011 Annual Meeting and will have the opportunity to make a statement if he or she so desires to do so and will be available to respond to appropriate stockholder questions.

        The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2011.

 PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Board of Directors recognizes the interest our stockholders have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and recently enacted SEC rules, we are providing our stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

        The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, or "CD&A," the compensation tables, and the related disclosures contained in this Proxy Statement. As described in our CD&A, we have adopted an executive compensation philosophy designed to deliver competitive total compensation, upon the achievement of financial and/or strategic performance objectives, which will attract, motivate and retain leaders who will drive the creation of shareholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual executive officer pay actions.

        We believe that our compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders, and provide an appropriate balance between risk and incentives. Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in greater detail how our compensation policies and procedures implement our executive compensation philosophy. We are asking our stockholders to indicate their support for our named executive officer compensation, as described in this Proxy Statement, by approval of the following resolution:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        Your vote on this Proposal No. 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the board of directors. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the board, or to create or imply any additional fiduciary duties for the Company or the board. The approval or disapproval of this proposal by stockholders will not require the Company's board of directors or the Compensation Committee to take any action regarding the Company's executive compensation practices. However, our board and our Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

        The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the 2010 compensation paid to the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narratives in this Proxy Statement.

 PROPOSAL NO. 4
ADVISORY VOTE ON FREQUENCY OF EXECUTIVE
COMPENSATION ADVISORY VOTE

        Pursuant to the Dodd-Frank Act and recently enacted SEC rules, at least once every six years we are required to submit for stockholder vote a non-binding resolution to determine whether the stockholder advisory vote on executive compensation should occur every year, every two years, or every three years.

        After careful consideration of the various arguments supporting each frequency level, the board of directors believes that submitting the advisory vote on executive compensation to stockholders every three years is appropriate for the Company and its stockholders at this time. The Company's compensation policies and procedures are developed with long-term objectives in mind, which is consistent with a multi-year stockholder approval cycle.

        The proxy card provides four choices (every one, two, or three years, or abstain). Stockholders are being asked for their views on the frequency of the advisory vote on executive compensation, and are not voting to approve or disapprove the Board's recommendation.

        As with your vote on Proposal No. 3 above, your vote on this Proposal No. 4 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Company's board of directors. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the board, or to create or imply any additional fiduciary duties for the Company or the board. Although the vote is non-binding, the board and the Compensation Committee will consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of such advisory votes regarding executive compensation.

        The Board recommends a frequency of "THREE YEARS" for future advisory stockholder votes on compensation of our named executive officers.

 STOCKHOLDER COMMUNICATIONS

        The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Mr. Stein, the Secretary of the Company, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Stein considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to Richard M. Stein, Secretary, at Nixon Peabody LLP, 100 Summer Street, Boston, MA 02110.

TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker Corporation in a timely manner.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2012 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by us no later than December 13, 2011.

        Additionally, under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to Bruker Corporation (containing certain information specified in the by laws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting.

 OTHER MATTERS

        Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

VOTING PROXIES

        The board of directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the board of directors' recommendations.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

April 11, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000097230_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Stephen W. Fesik 02 Dirk D. Laukien 03 Richard M. Stein 04 Charles F. Wagner, Jr. 05 Bernhard Wangler BRUKER CORPORATION C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To consider and act upon a proposal to ratify, confirm and approve the selection of Ernst & Young LLP as the independent registered public accounting firm of Bruker Corporation for fiscal 2011. 3 To approve, by non-binding advisory vote, compensation of the named executive officers. The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 4 To recommend, by non-binding advisory vote, the frequency of executive compensation votes. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000097230_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . BRUKER CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR PROPOSALS NO. 2 AND NO. 3, AND FOR 3 years FOR PROPOSAL 4 ON THE FREQUENCY OF EXECUTIVE COMPENSATION AS SET FORTH IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THIS MEETING OR ANY ADJOURNMENT THEREOF. The undersigned hereby appoints Frank H. Laukien and Brian P. Monahan, or either of them, with power of substitution, Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on May 12, 2011, and any adjournments or postponements thereof, all shares of common stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the Annual Meeting in accordance with and as more fully described in the notice of Annual Meeting of Stockholders and the Proxy Statement. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

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BRUKER CORPORATION PROXY STATEMENT
RECORD DATE AND VOTING SECURITIES
CORPORATE INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD LEADERSHIP STRUCTURE
BOARD MEETINGS, COMMITTEES AND COMPENSATION
DIRECTOR NOMINATIONS
ROLE OF THE BOARD IN RISK OVERSIGHT
COMPENSATION OF DIRECTORS
2010 Director Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY OF EXECUTIVE COMPENSATION
2010 Summary Compensation Table
2010 Grants of Plan-Based Awards
Outstanding Equity Awards At December 31, 2010
Outstanding Equity Awards at December 31, 2010
2010 Option Exercises and Stock Vested
RELATED PERSONS TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 4 ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTE
STOCKHOLDER COMMUNICATIONS
TIME FOR SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS
VOTING PROXIES